Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 of DARKIRIS INC. (the “Company”) of our report dated March 17, 2025, relating to the combined balance sheets of the Company as of September 30, 2024 and 2023, and the related combined statements of operations and comprehensive income (loss), changes in shareholders’ equity, and cash flows for the years ended September 30, 2024 and 2023, which appears in this Form F-1.

Enrome LLP

Singapore

August 18, 2025